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                                                                    Exhibit 10.1

June 30, 2001


Mr. Windle B. Priem
Vice Chairman
Korn/Ferry International
399 Park Avenue, 23/rd/ Floor
New York, New York  10022


Dear Win:

This is to confirm our understanding regarding your position and compensation for the period through September 30, 2003.

Upon your relinquishing your position as President and Chief Executive Officer on June 30, 2001, you shall have the title of Vice Chairman or other such senior title as shall be mutually determined by you and the Chief Executive Officer through the end of your term as a director which expires at the annual shareholders meeting in September 2003. During your service as Vice Chairman you shall not be required or expected to devote more than 75% of your business time to your duties to the Company. You will report directly to the Chief Executive Officer of the Company and your duties will include assisting with the recruitment of professionals for the firm, representing the firm on public relations matters, assisting with business development for CEO and other senior level assignments, and, as requested by the CEO, advising the CEO based on your 25 years experience with the Company.

Compensation. Through September 2003, your base salary will be $450,000 per
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annum. All amounts will be paid in accordance with the Company's normal payroll practices. You will continue to participate in the Company's cash incentive award and stock option plans for fiscal year through September 30, 2003, with cash bonus and option awards determined at the discretion of the Compensation Committee.

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Mr. Windle B. Priem
Vice Chairman
Korn/Ferry International
399 Park Avenue, 23/rd/ Floor
New York, New York  10022


Benefits & Perquisites. Until September 30, 2003, you shall continue to
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participate in executive benefits plans, programs, perquisites and other arrangements sponsored or maintained by the Company from time to time in accordance with your participation in such arrangements today, including without limitation, participation in the Executive Medical Plan at the benefit level you currently participate and continued vesting in the Enhanced Wealth Accumulation Plan (EWAP) and Senior Executive Incentive Plan (SEIP), and your continued annual automobile parking fee in Boston. Additionally, through September 30, 2003 the Company shall provide you with office space and secretarial support commensurate with your role. Also, the Company shall reimburse you for existing club memberships to include the Oyster Harbor Club, Willowbend, and the Harvard Club of Boston, plus normal business expenses and automobile allowance not less than currently paid.

Termination. The Company will not terminate you without Cause, and you may
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terminate this agreement for Good Reason (each of which terms are defined on
Annex A). If your employment is terminated by the Company without Cause or by Executive for Good Reason then the Company shall: (1) pay to you within 30 days 100% of your base salary plus 100% of the prior year's cash bonus; (2) all stock options will vest and remain exercisable until September 30, 2006, unless they expire before that date; (3) continued vesting in the EWAP and SEIP programs through September 30, 2003; (4) you shall continue to participate at the same level and for the term ending September 30, 2003 under "Benefits & Perquisites" with respect to the Company's benefit plans, programs, perquisites, and other arrangements in which you participated prior to your termination (or if such continuation is not possible or practical, a lump sum payment comparable to the Company's cost of continuing such participation); (5) upon expiration of this letter of understanding on September 30, 2003, you will have up to 5 years or September 30, 2008 to exercise all outstanding stock options unless they expire before that date providing you do not enter into competition with the Company.

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

Mr. Windle B. Priem
Vice Chairman
Korn/Ferry International
399 Park Avenue, 23/rd/ Floor
New York, New York  10022


Prior Employment Agreement. This will also confirm that with the effectiveness
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of this leter agreement, your employment agreement dated as of May 1, 1999 is superceded and terminated, except that your covenants regarding confidentiality and solicitation of clients contained in Sections 8 and 9 of that agreement shall continue as if set forth in full herein.

If this letter accurately sets forth our understanding regarding the terms of your continuing employment, please sign a copy in the space below and return a signed copy to me.

                                     Sincerely,


                                     /s/ Paul C. Reilly
                                     ---------------------------------------
                                     Paul C. Reilly, CEO


                                     /s/ Charles D. Miller
                                     ---------------------------------------
                                     Charles D. Miller
                                     Chairman of the Compensation Committee


Acknowledged and Agreed:


/s/ Windle B. Priem
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Windle B. Priem

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                                     Annex A

For purposes of this letter, "Cause" means: (i) Executive is convicted of a felony involving moral turpitude, or (ii) Executive engages in activities in competition with the Company or solicits any employee to leave the employment of the Company to work with any competitive enterprise, or (iii) Executive engages in conduct that constitutes gross neglect or gross misconduct in carrying out his duties under this agreement, unless the Executive believed in good faith that such act or failure to act was in the best interests of the Company.

For purposes of this letter, "Good Reason" means, any if the following occur without the Executive's prior written consent:

        (a) the Company reduces Executive's duties or responsibilities or assigns him duties which are materially inconsistent with his duties as described in this letter; or

        (b) the Company reduces Executive's then current Base Salary or terminates or materially reduces any employee benefit or perquisite enjoyed by him (other than in connection with an across-the-board reduction applicable to all executive officers of the Company); or

        (c) the Company fails to perform or breaches its obligations under any other material provision of this agreement and does not correct such failure or breach (if correctable) within 60 days following receipt of notice thereof from Executive; or


        (d) the Company fails to obtain the assumption in writing of its obligation to perform this agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.

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